EXHIBIT 10.1

     CONTRACT OF SALE ("Agreement"), dated as of October 26, 1995, between 580 WINTER STREET CORP., a Massachusetts corporation ("Seller"), having offices c/o Svenska Handelsbanken, 599 Lexington Avenue, New York, New York 10022 and BGS SYSTEMS, INC., a Massachusetts corporation ("Purchaser") having offices at 128 Technology Center, Waltham, Massachusetts 02254-9111.

                                RECITALS:

     A. Seller is the owner of the land ("Land") described in Exhibit A annexed hereto and the building and improvements situated thereon or appurtenant thereto (collectively, the "Improvements"; together with the Land, collectively, "Premises") known as 580 Winter Street, Waltham, Massachusetts.

     B. Seller desires to sell and Purchaser desires to purchase the Premises on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT:

Seller and Purchaser agree as follows:

     1. Certain Definitions. Whenever used in this Agreement, the words and phrases set forth below shall have the following meanings:

     1.1 "Closing" means the closing pursuant to the terms and conditions set forth in this Agreement, at which closing title to the Premises shall be transferred to Purchaser.

     1.2 "Contract Date" means the date on which this Agreement is executed.

     1.3 "Downpayment" shall mean the initial sum of $505,000 paid by Purchaser to Escrow Agent on account of this Agreement in accordance with Article 3, together with any interest accrued on such sum from time to time.

     1.4  "Escrow Agent" shall mean Sullivan & Worcester, a
Registered Limited Liability Partnership, counsel to Seller.

     1.5  "Improvements" has the meaning set forth in Recital A.

     1.6  "Initial Notice" shall have the meaning set forth in
Section 10.1.

     1.7 "Land" means the land located in Middlesex County, Massachusetts, described by metes and bounds on Exhibit A hereto.

     1.8 "Leases" means, collectively, (a) the lease, dated March 20, 1990, by 580 Winter Street Limited Partnership ("580 LP"), as landlord, to Harte-Hanks Communications, Inc. ("HHC"), as tenant, as amended by a First Amendment to Lease, dated September 1, 1992, between 580 LP and HHC, as tenant, as amended by a First Amendment to Lease, dated September 1, 1992, between 580 LP and HHC and a Second Amendment to Lease, dated October 3, 1994. betweem Seller and HHC, and (b) the lease, dated October 20, 1994, by Seller, as landlord, to MFS Intelenet of Massachusetts, Inc., as tenant, copies of which leases have been delivered to Purchaser for its examination prior to execution of this Agreement.

     1.9  "Permitted Encumbrances" means the matters set forth in
Section 2.2, any matters arising therefrom or relating thereto, to the extent the same may be of force or effect or affect title to the Premises as of the Closing Date, and such other matters as are customarily contained in the standard exceptions from fee title insurance coverage in the State of Massachusetts.

     1.10 "Premises" means the Land and the Improvements.

     1.11 "Qualified Bank" means a bank or trust company having a banking office in the City of Boston, Massachusetts, or which is a member of the New York Clearing House Association.

     1.26 "Title Company" means any reputable title insurance company duly licensed in the State of Massachusetts.

     2.   Sale of Premises; Permitted Encumbrances.

     2.1 Seller shall sell and convey good, clear, record and marketable title to the Premises to Purchaser and Purchaser shall purchase the Premises from Seller, on the terms and subject to the conditions set forth in this Agreement. The Premises shall be conveyed to Purchaser free and clear of all liens and encumbrances (other than the Permitted Encumbrances), and shall include all of Seller's right, title and interest, if any, in and to the following:

          2.1.1 Any land lying in the bed of any street, road or avenue opened or proposed, in front of or adjoining the premises, to the center line thereof, and all right, title and interest of Seller in and to any award made or to be made in lieu thereof and in and to any unpaid award for damages to the premises by reason of change of grade of any street and any right of reversion.

          2.1.2     All fixtures attached to the Land or
Improvements and present at the time of execution of this Agreement and those fixtures which may be attached between the date hereof and the Closing Date.

     2.2 The Premises shall be sold and conveyed subject to the following (collectively, the "Permitted Encumbrances"):

          2.2.1 Zoning regulations and ordinances which are not violated by existing structures or improvements or present use therefor.

          2.2.2 Consents by Seller or any former owner of the Premises for the erection of any structure or structures on, under or above any street or streets on which the Premises may abut.

          2.2.3 Encroachments of stoops, areas, cellar steps, trim and cornices, lintels, window sills, awnings, canopies, ledges, fences, coping, retaining walls and wires projecting from the Premises over any street or highway or over any adjoining property and encroachments of similar elements projecting from adjoining property over the Premises.

          2.2.4 Rights of telephone, electric, gas, water and sewer and other utility companies to lay, maintain, install and repair poles, wires, mains, lines, pipes, conduits, cable boxes, cables and related equipment on, over, along, and under the Premises or the streets abutting the Premises, and any such utility service facilities running to any building or improvement on the Premises.

          2.2.5 Revocability or lack of right to maintain vaults, coal chutes, excavations or subsurface equipment beyond the line of the Premises.

          2.2.6     Restrictive Agreement, dated October 14,
1954, recorded in the land records of the Middlesex County, Massachusetts ("Land Records") in Deeds, Book 8364, pg. 325.

          2.2.7 Restrictions in Deed by Gerald W. Blakely, dated July 26, 1956, recorded in the Land Records in Deeds, Book 8777, pg. 524; Agreement Concerning Restrictions, dated December 20, 1960, recorded in the Land Records in Deeds, Book 9775, pg. 529; as affected by agreement, dated March 14, 1961, recorded in the Land Records in Deeds, Book 9775, pg. 531; as further affected by agreement, dated October 2, 1964, recorded in the Land Records in Deeds, Book 10660, pg. 38; and any additional covenants, agreements, licenses, easements and restrictions of record, provided that such additional covenants, agreements, licenses, easements, and restrictions do not prohibit the present use of the Premises.

          2.2.8 State of facts shown on a survey of the Premises dated September 15, 1988 and last revised June 20, 1989 (the "Survey"), a copy of which has been reviewed by the Purchaser, and any changes therefrom an accurate survey of the Premises through the date of Closing would show, provided that no such changes render title unmarketable.

          2.2.9     The Leases.

          2.2.10 Any notice of lease of a tenant no longer in possession provided that the Title Company shall be willing to insure against the lease being enforced against the Premises.

          2.2.11 Real estate taxes and assessments and unpaid installments of assessments, which are a lien but not yet due and payable on the Closing Date.

          2.2.12 Financing statements, chattel mortgages and liens on personalty filed more than five (5) years prior to the Closing Date and not renewed, or filed against property or equipment no longer located on the Premises or owned by tenants.

          2.2.13 Rights of utility companies to lay, maintain, install and repair pipes, lines, poles, conduits, cable boxes and related equipment on, over and under the Premises, provided that none of such rights imposes any monetary obligation on the owner of the Premises.

     3.   Purchase Price

     3.1  The purchase price ("Purchase Price") is FIVE MILLION
FIFTY THOUSAND DOLLARS and is payable by Purchaser to Seller as follows:

          3.1.1     FIVE HUNDRED FIVE THOUSAND DOLLARS
by delivery on or before execution of this Agreement of Purchaser's check, subject to collection (together with any interest accrued on such deposit from time to time, the"Downpayment"), payable to the order of Escrow Agent, as payee to be held by Escrow Agent in accordance with the escrow provisions set forth in Article 16; and

          3.1.2     FOUR MILLION FIVE HUNDRED FORTY-FIVE THOUSAND
DOLLARS at Closing, subject to adjustment in accordance with Article 8.

     3.2 At Closing, any interest earned on the Downpayment shall be paid to the party entitled to the Downpayment.

     3.3 All amounts payable at Closing shall be paid by (i) unendorsed certified checks of Purchaser or any person making a purchase money loan to Purchaser drawn on a Qualified Bank to the order of Seller, or (ii) unendorsed official bank checks drawn by any Qualified Bank to the order of Seller. At the option of either Purchaser or Seller, all or any part of the amounts payable at Closing shall be paid by a wire transfer of Federal Funds for same day value to an account or accounts designated by Seller.

     3.4 If any instrument for the payment of the Downpayment fails of collection, Seller shall have the right to sue on the uncollected instrument. In addition, such failure of collection shall be a default under this Agreement, provided Seller gives Purchaser notice of such failure of collection and, within three
(3) days after such notice, Escrowee does not receive from Purchaser an unendorsed certified check, bank check or immediately available funds in the amount of the uncollected funds. Failure to cure such default shall entitle Seller to the remedy set forth in the case of default by Purchaser and to retain all sums as may be collected and/or recovered. Time shall be of the essence with respect to the time periods set forth in this Section.

     4.   Physical Condition; Personal Property; Operating
Pending Closing.

     4.1 Purchaser has made such examination of the operation, income, expenses and physical condition of the Premises and the legal, zoning, land use, environmental, toxic and hazardous materials, water and sewer availability, development potential, reclamation and other matters affecting or relating to this transaction as Purchaser deemed necessary or as were required by law, rule, regulation or otherwise or Purchaser has waived such examination. In entering into this Agreement, Purchaser has not been induced by and has not relied upon any representations, warranties, guarantees or promises, whether express or implied, made by Seller or any agent, employee or other representative of Seller or by any broker or any other person representing or purporting to represent Seller, which are not expressly set forth in this Agreement, whether or not any such representations, warranties, guarantees, promises, or statements were made in writing or orally. Purchaser confirms that it has examined a current environmental inspection report of the Premises prepared by Environmental Science Services ("ESS"), and the correspondence of Seller and ESS with the Massachusetts Department of Environmental Protection ("DEP") concerning the conditions described in such examination, and that Seller has afforded Purchaser full opportunity to examine the premises and discuss such matters with ESS. Purchaser is fully satisfied with the testing, remediation, DEP disposition and environmental conditions at the Premises.

     4.2 The sale under this Agreement includes the following fixtures and articles of personal property, to the extent presently existing at the Premises and owned by Seller: heating, ventilating and air conditioning equipment, plumbing and electrical equipment and fixtures, carpets and other floor coverings, curtains, drapes, blinds and related window treatments, partitions, fire safety devices, and fire protection and burglar alarm equipment.

     4.3 Between the date of this Agreement and Closing, Seller shall not enter into any new lease affecting the premises, or modify or amend any existing lease, provided that Seller shall have the right to comply with and enforce the terms of any existing Lease, to waive default by the tenant thereunder or to exercise any rights and remedies of the Landlord thereunder, including the right to terminate the Lease for default of the tenant thereunder. Seller shall have no obligation to extend the term of any existing Lease.

     5.   Casualty and Eminent Domain

     5.1 Seller is responsible for any damage to the Premises, other than for ordinary use, wear, tear and natural deterioration, until the Closing. If the Premises are damaged by fire, vandalism, storm, flood or any other casualty between the date of this Agreement and Closing, Seller shall promptly notify Purchaser and the parties shall obtain an estimate of the cost of repairing the damage from an unaffiliated contractor of their mutual choice. If the estimated cost is less than $50,000 Seller shall repair the damage at Seller's expense, the Closing shall take place as provided herein and Seller shall be entitled to receive all insurance proceeds as a result of the casualty. If the estimated cost is more than $50,000, Seller shall forthwith proceed to commence and complete the necessary repairs and the Closing shall take place as provided herein; provided, however, that if Seller has not commenced such repairs as of the scheduled date of Closing or the repairs are reasonably estimated to take more than four months after the Closing to complete, then, at Purchaser's option, the Closing shall be delayed until the work is completed, or if the Closing shall occur, the Purchase Price shall be reduced by an amount equal to the deductible on Seller's insurance policy, and there shall be assigned to Purchaser at the Closing, all of Seller's right, title and interest in and to the remaining insurance proceeds to the extent such proceeds relate to restoration and repair of the Premises to be conveyed hereunder, net of such sums as have reasonably been expended by Seller on such repairs. In addition, at Closing, Seller shall assign to Purchaser and Purchaser shall assume all construction contracts for such repair and restoration, to the extent such contracts are assignable and relate to the Premises to be conveyed hereunder. If, for any reason, insurance proceeds are not received on account of the damage or destruction, the parties shall agree upon the amount necessary to repair the damage, and such amount shall be credited against the Purchase Price. In addition, if Seller's mortgagee does not release all or a portion of such insurance proceeds, Seller shall credit against the Purchase Price the amount of such proceeds withheld to the extent that such proceeds relate to restoration and repair of the Premises to be conveyed hereunder.

     5.2 If prior to Closing there shall be a taking of all or any portion of the Premises by a governmental or other public authority by eminent domain, condemnation or otherwise (collectively "Condemnation") which shall prevent continued use of the premises (to include a loss of all access of the remaining portion of the Premises to a public highway or street) for substantially the same purposes and substantially in the same manner to substantially the same extent as prior to Closing (a "Total Condemnation"), Purchaser shall either:

          5.2.1 Accept title to the premises pursuant to the terms of this Agreement upon payment of the full Purchase Price without any credit against or abatement of the Purchase Price by reason of the Condemnation (except as hereinafter provided), but with an assignment by Seller (without recourse or warranty) of Seller's right, title and interest as owner of the Premises in the award or awards resulting from the condemnation and in the proceeds thereof, and Seller shall deliver to Purchaser at Closing any such proceeds received by Seller; provided, however, that if any such Condemnation award is payable to the holder of any mortgage or other lien on the Premises, then the Purchase Price shall be reduced by the amount of such Condemnation award payable to such mortgagee; or

          5.2.2. Terminate this Agreement, and upon such election, Seller shall return any amounts theretofore paid on account of the Purchase Price with any interest earned thereon, and Seller and Purchaser shall be released and discharged from any and all further liability and obligation under this Agreement.

     5.3 If, prior to Closing, there shall be a Condemnation other than a Total Condemnation, Seller shall assign and pay over to Purchaser at Closing the entire proceeds of the payment by the condemning authority and any right to receive the same and title shall pass to Purchaser at Closing; provided, however, that if any such Condemnation award has been paid to the holder of any mortgage or any other lien on the Premises, then the Purchase Price shall be reduced by the amount of such Condemnation award payable to such mortgagee.

     5.4 The provisions of this Article shall survive the Closing and are in lieu of the provisions of any otherwise applicable statute.

     6.   Representations and Covenants of Parties.

          6.1  Seller makes the following representations:

               6.1.1     Seller is a corporation duly organized,
validly existing and in good standing under the laws of the state of Massachusetts.

               6.1.2 Seller has full power, authority and legal right to execute and deliver this Agreement and the documents contemplated hereunder to be delivered by it and to perform and observe the terms and provisions of this Agreement and such other documents on its part to be performed or observed.

               6.1.3 The execution and delivery by Seller of this Agreement and all the other documents contemplated to be delivered by it hereunder, and the performance and observance by it of the terms of this Agreement and the other documents and instruments on its part to be performed or observed, have been duly authorized by all necessary action (corporate or otherwise), including without limitation, all necessary administrative and other governmental action, and do not contravene (i) any law, rule, regulation, order, writ, judgment, award, injunction or similar legal restriction applicable to Seller, (ii) any contractual restriction which binds or affects or purports to bind or affect Seller, or (iii) its certificate of incorporation or by-laws.

               6.1.4     There are no leases of all or any
portion of the Premises other than the Leases. The Leases have not been amended except as set forth in the definition of "Leases."

               6.1.5     No brokerage, leasing or other
commissions are due with respect to any Lease. There are no alterations, improvements or other work required to be performed by Seller as landlord under any lease which have not been completed and paid for in full. Seller is not in material default of any obligation of the landlord under any lease.

               6.1.6     This Agreement has been duly executed
and delivered by Seller and is, and the other documents contemplated hereunder when executed and delivered by it hereunder will be, the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms.

               6.1.7     Exhibit B attached hereto constitutes a
complete list of any service contracts (collectively, the "Service Contracts") now affecting the Premises.

               6.1.8     All fixtures, equipment and articles of
personal property included in this sale will, at Closing, be owned by Seller free from all liens and encumbrances other than the Permitted Encumbrances.

          6.2  Purchaser makes the following representations:

               6.2.1     Purchaser is a corporation duly
organized, validly existing and in good standing under the laws of the State of Massachusetts.

               6.2.2 Purchaser has full power, authority and legal right to execute and deliver this Agreement and the documents contemplated hereunder to be delivered by it and to perform and observe the terms and provisions of this Agreement and of such other documents on its part to be performed or observed.

               6.2.3 The execution and delivery by Purchaser of this Agreement and all the other documents contemplated to be delivered by it hereunder and the performance and observance by it of the terms of this Agreement and the other documents and instruments on its part to be performed or observed, have been duly authorized by all necessary action (corporate or otherwise), including, without limitation, all necessary administrative and other governmental action and do not contravene (i) any law, rule, regulation, order, writ, judgment, award, injunction or similar legal restriction applicable to Purchaser, (ii) any contractual restriction which binds or affects or purports to bind or affect Purchaser or (iii) its certificate of incorporation or by-laws.

               6.2.4 This Agreement has been duly executed and delivered by Purchaser and is, and the other documents contemplated hereunder when executed and delivered by it hereunder will be, the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms.

               6.2.5 Purchaser has inspected the Premises and is fully familiar with its physical condition and state of repair, and except as may otherwise be expressly set forth in this Agreement, shall accept the Premises "as is" and in its present condition, subject to Seller's express obligations under this Agreement, and subject to reasonable use, wear, tear and natural deterioration between now and Closing, without any reduction in the Purchase Price for any change in such condition by reason thereof subsequent to the date of this Agreement.

               6.2.6 Purchaser has made such examination of the operation, income and expenses of the Premises and all other matters affecting or relating to this transaction as Purchaser deemed necessary. In entering into this Agreement, Purchaser has not been induced by and has not relied upon any representations, warranties, guarantees or promises, whether express or implied, made by Seller or any agent, employee or other representative of Seller or by any broker or any other person representing or purporting to represent Seller, which are not expressly set forth in this Agreement, whether or not any such representations, warranties, guarantees, promises, or statements were made in writing or orally.

          6.3  The representations contained in Sections 6.1.4
and 6.1.5 shall survive the Closing for a period of six (6) months.

          6.4  Seller covenants to terminate the Service
Contracts on or prior to the Closing Date.

          6.5 The representations, warranties, covenants, indemnities and agreements of Seller and Purchaser contained in this Agreement or contained in any certificate or document delivered in connection with the Closing by or on behalf of the Purchaser or the Seller, shall not survive the Closing under this Agreement unless specifically stated to survive in this Agreement or unless, pursuant to this Agreement or such certificate or document in which it is contained, such covenant or agreement is to be performed after the Closing Date. Purchaser's sole remedy for any breach of any representation or warranty of Seller known to Purchaser prior to Closing shall be to terminate this Agreement and to be reimbursed for the actual cost for Buyer's title examination and survey inspection and the Downpayment, if made, and all other remedies are waived by Purchaser; and such known breach shall not survive the Closing.

     7.   Litigation; Plans; Maintenance.

     7.1 Seller represents that there is no pending litigation related to the Premises by or against Seller. To Seller's best knowledge, no litigation is threatened against Seller with respect to the Premises nor is there any actual or threatened condemnation of the Premises. Seller further represents that there are no presently pending applications or appeals for reduction of assessments or real estate taxes.

     7.2 At Closing, Seller will deliver to Purchaser all existing plans and specifications for the Improvements and any permits and licenses assigned to Purchaser hereunder, to the extent such items are in the possession of Seller.

     7.3 If mechanic's or materialman's liens are filed against the Premises prior to Closing for materials, labor or other services alleged to have been delivered to or performed at the request of Seller, Seller shall discharge or satisfy such liens at or prior to Closing, or deliver such assurances to Purchaser's Title Company as may be required to permit the issuance of title insurance to Purchaser either free of any such liens or with insurance against enforcement of same out of the Premises.

     7.4 The sole obligation of Seller with respect to the physical condition of the Premises until Closing shall be to maintain the Premises in its present condition, and in compliance with all applicable laws, rules, regulations and ordinances subject to reasonable use, wear, tear and natural deterioration.

     8.   Adjustments

     8.1 The following shall be apportioned between Seller and Purchaser as of the midnight prior to the Closing Date and net thereof in favor of Seller or Purchaser ("Net Adjustment") shall be paid by Purchaser or credited against the Purchase Price, as the case may be:

          8.1.1 Permit and license fees of assignable permits and licenses, if any, and inspection charges.

          8.1.2 Utility charges, based on the most recent available meter readings, if final readings cannot be obtained as of the Closing Date, any unfixed utility charges based thereon for the intervening period shall be apportioned on the basis of such reading.

          8.1.3 value of fuel oil stored on the Premises, at the price then charged by Seller's supplier, including any taxes;

          8.1.4     prepaid rents;

          8.1.5 permitted administrative charges, if any, on tenants' security deposits;

          8.1.6 Real estate taxes on the basis of the fiscal year for which assessed. If the tax for the fiscal year in which the Closing occurs has not been fixed as of the Closing Date, then the apportionment thereof shall be based on the tax rate for the next preceding year applied to the latest assessed valuation, and the same shall be readjusted after Closing based upon the actual taxes.

          8.1.7 Seller shall be entitled to any and all real estate tax savings or refunds for the tax fiscal years ending prior to the Closing Date. If any proceeding for reduction of the assessed valuation of the Premises has been or is hereafter filed affecting a tax period containing any period prior to the Closing Date, the net tax savings for such period shall be apportioned as of the Closing Date. If such proceeding was commenced by Seller, it shall be continued by Seller's attorney whose charges, fees and disbursements shall be paid pro rata by the parties. If, after the Closing Date, Purchaser receives any such tax savings as a credit against taxes payable in a subsequent tax period in lieu of a refund, Purchaser shall promptly pay to Seller the pro-rata share of the net tax savings to which Seller is entitled. If any such tax savings received by Purchaser result from any proceedings commenced by Purchaser, Purchaser's attorneys charges, fees and disbursements shall be paid pro rata by the parties.

          8.1.8 Water and sewer charges, based on the most recent available meter readings, any unfixed meter charge and any unfixed sewer rent based thereon for the intervening period, shall be apportioned on the basis of such reading.

          8.1.9     wages, of all persons employed at the
Premises whose employment was not terminated at or prior to the Closing.

          8.1.10    municipal license charges, if any.

          8.1.11 management fees of the managing agent of the Premises, unless such managing agent's employment is terminated at or prior to the Closing.

          8.1.12    Assessments, in accordance with the
provisions of Section 8.5.

          8.1.13 Payments required under any service contracts not cancelled at or before Closing.

     8.2 Any errors or omissions made in computing apportionments at Closing shall be corrected. The provisions of this Article 8 shall survive Closing.

     8.3 If any tenant is in arrears in the payment of rent on the Closing Date, rents received from such tenant after the Closing shall be applied in the following order of priority; (a) first to the month preceding the month in which the Closing occurred; (b) then to the month in which the Closing occurred;
(c) then to any month or months following the month in which the Closing occurred; and (d) then to the period prior to the month preceding the month in which the Closing occurred. If rents or any portion thereof received by Seller or Purchaser after the Closing are payable to the other party by reason of this allocation, the appropriate sum, less a proportionate share of any reasonable attorneys' fees, costs and expenses of collection thereof, shall be promptly paid to the other party, which obligation shall survive the Closing.

     8.4 At Closing, certified or official bank checks payable to the order of the appropriate State, City or County officer in the amount of any applicable Massachusetts Realty Transfer Tax and any other applicable excise, transfer and/or recording tax payable by reason of the delivery or recording of the deed shall be delivered by the party required by law or by this Agreement to pay such excise, transfer and/or recording tax, together with any required tax returns or affidavits duly executed and sworn to, and such party shall cause any such checks and returns to be delivered to the appropriate officer promptly after Closing. The obligation to pay any additional tax or deficiency and any
interest or penalties thereon shall survive Closing.   At
Seller's option, Purchaser shall pay on Seller's behalf any such tax imposed in the first instance on Seller and receive a credit against the Purchase Price.

          8.4.1 If at the Closing Date, there may be any other liens or encumbrances which Seller is obligated to pay and discharge, including any outstanding mortgages, Seller may use any portion of the balance of the Purchase Price to satisfy the same, provided Seller shall simultaneously either deliver to Purchaser title instruments in recordable form and sufficient to satisfy such liens and encumbrances of record together with the cost of recording or filing said instruments, or deposit with the Title Company sufficient monies, acceptable to and required by it to insure obtaining and the recording of such satisfactions and the issuance of title insurance to Purchaser either free of any such liens and encumbrances, or with insurance against enforcement of same out of the Premises. If requested at least one (1) day prior to Closing, Purchaser agrees to provide at Closing separate certified or cashier's checks or wire transfers of Federal Funds for same day value as requested, aggregating not more than the amount of the balance of the Purchase Price to facilitate the satisfaction of any such liens or encumbrances. The existence of any such taxes or other liens and encumbrances shall not be deemed objections to title if Seller shall comply with the foregoing requirements.

     8.5 If, at Closing the Premises or any part thereof are subject to any assessment or assessments for municipal improvements (each, an "Assessment") which are or may become payable in annual installments, the first installment of which is than a charge or lien or has been paid, any installment payable for the year in which the Closing takes place shall be adjusted at the Closing, and Purchaser shall assume the obligation to pay the unpaid installments of such Assessment which are to become due and payable after Closing.


     9.   Closing.

     9.1 The Closing shall take place at 10:00 a.m. on December 28, 1995 (the "Closing Date"), or on such other date set by agreement between the parties. The Closing shall be held at the offices of purchaser's attorneys, Peabody & Brown, 101 Federal Street, Boston, Massachusetts. Any agreement setting or adjourning the date set for the Closing may be made in a writing signed by the parties' attorneys.

     9.2 The deed shall be a good and sufficient quitclaim deed in proper form for recording and shall be duly executed and acknowledged so as to convey to Purchaser good, clear, record and marketable title to the Premises, free of all encumbrances except the Permitted Encumbrances. Seller will deliver to Purchaser the following additional documents at Closing:

          9.2.1     Any required transfer tax returns,
certificates and affidavits required by governmental authorities in connection with this transaction, executed by Seller.

          9.2.2 A resolution of Seller's Board of Directors authorizing the sale and delivery of the deed and a certificate by its Secretary or Assistant Secretary certifying such resolution.

          9.2.3 An affidavit of title verified by one of Seller's officers certifying to any facts reasonably required by the Title Company in order to certify title as required hereunder.

          9.2.4 A non-foreign person affidavit in accordance with the Foreign Investment in Real Property Tax Act of 1980 as amended by the Tax Reform Act of 1984.

          9.2.5 Certificates or telegrams from the Secretary of State of Massachusetts stating that Seller is in good standing, dated after the date of this Agreement.

          9.2.6 An assignment of the Leases and any security deposits held thereunder, effective the Closing Date, together with delivery of any original guaranty of a Lease then held by Seller.

          9.2.7     An assignment of any and all service
agreements and equipment guarantees and warranties, if any, relating solely to the property sold to Purchaser hereunder, which assignment shall state that it is without representation, warranty or recourse.

          9.2.8 An estoppel certificate or pay-off letter from the holder of any mortgage against the Premises, which shall state the amount required to either pay such mortgage in full or to obtain a release of the lien thereof on the premises, or an executed satisfaction of mortgage in statutory form for recording from the holder of any such mortgage.

          9.2.9 A bill of sale for any personal property located in the Premises, which bill of sale shall state that the personal property is sold "as is", and that such sale is without representation, warranty or recourse.

          9.2.10 Estoppel letters, in the form annexed as Exhibit C, from each tenant under a Lease, dated no earlier than forty-five (45) days prior to Closing, provided that if any estoppel letter shall not be obtained from any such tenant after diligent effort by Seller, Seller may deliver in its place a certificate by Seller setting forth the same matters and stating that Seller has no reason to believe that an estoppel letter, if given, would have disclosed any material defaults.

          9.2.11 A letter by Seller to the tenants under the Leases informing them of the conveyance and the address designated by Purchaser for the payment of future rents and delivery of future communications under the Lease.

          9.2.12 Copies of al current real estate tax and utility bills, or if unpaid, then the original bills.

     9.3  At Closing, Purchaser will deliver the following to
Seller:

          9.3.1 Checks or the appropriate wire transfers in payment of the Purchase Price, as provided in this Agreement.

          9.3.2     Any required transfer tax returns,
certificates and affidavits required by governmental authorities in connection with this transaction executed by Purchaser.

          9.3.3 An acceptance of assignment and assumption of the Leases, and receipt for security deposits thereunder, effective from and after the Closing Date.

          9.3.4 The agreement of Broker to release Seller from any obligation for any brokerage fees or other compensation due in connection with this transaction.

     9.4 The parties shall also execute such documents and make such payments as are required pursuant to this Agreement at the Closing Date, and shall perform or cause to be performed such other acts as shall be required to effectuate the Closing, all subject to and in accordance with the terms and provisions of this Agreement.

     10.  Objections to Title; Default.

     10.1 Upon receipt of an executed counterpart of this Agreement, Purchaser will promptly order a title commitment from a Title Company and promptly after such commitment is received shall deliver a copy to Seller's attorney. If there shall be any objection to title, Purchaser shall, not later than thirty
(30) days prior to Closing, provide Seller with a Notice (as hereinafter defined) identifying such objection and specifying the nature thereof ("Initial Notice"). Thereafter, Purchaser may give Seller written Notice of objections to title arising after the date of the Initial Notice, but shall have waived objection to matters disclosed by the Title Company prior to such date. If no Notice of objections is timely given by Purchaser, Purchaser shall accept title subject to any objections which may then affect the Premises. Seller shall be entitled to an adjournment or adjournments of Closing for up to ninety (90) days to remove any objection to title.

     10.2 If Seller shall be unable to convey title to the Premises in accordance with the provisions of this Agreement, or if Purchaser has other valid grounds for refusing to close, whether by reason of liens, encumbrances or other objections to title or otherwise, other than those subject to which Purchaser is obligated to accept title hereunder, or if any of Seller's representations or warranties shall not be true, or if Seller is otherwise unable to comply with this Agreement for any reason other than Seller's willful default (such matters, collectively "Title Defects"), the sole remedy of Purchaser shall be to terminate this Agreement and the sole liability of Seller shall be to return or cause Escrow Agent to return the Downpayment to Purchaser. Upon such refund and reimbursement, this Agreement shall be null and void and the parties shall be relieved of all further obligations and liability other than any liability arising under Article 11. Seller shall not be required to bring any action or proceeding or incur any expense to cure any Title Defect or to enable Seller otherwise to comply with the provisions of this Agreement, except that Seller shall discharge any mortgage, monetary judgment or other lien in a liquidated amount encumbering the premises.

     10.3 Seller shall give and Purchaser shall accept such title as the Title Company or another reputable title insurance company licensed in the State of Massachusetts will be willing to insure in accordance with the standard form of fee title insurance policy approved by the regulatory authorities of the State of Massachusetts, subject only to the Permitted Encumbrances.

     10.4 Any unpaid water charges, sewer rents or other similar charges, together with any interests and penalties thereon, and any other liens or encumbrances that relate to the Premises and which Seller is obligated to pay and discharge or which are against corporations, estates or other persons in the chain of title, together with the cost of recording or filing any instruments necessary to discharge such liens or encumbrances of record, may be paid out of the funds to be delivered by Purchaser at Closing in payment of the Purchase Price. Upon request of Seller, Purchaser shall provide at Closing separate checks for the foregoing payable to the order of such persons as Seller shall designate.

     10.5 Purchaser shall take title subject to all notes or notices of violations of law or municipal ordinances, orders or requirements noted or issued by any governmental department having authority as to lands, housing, buildings, fire, streets, health, environmental and labor conditions affecting the Premises. Seller shall furnish Purchaser with any authorizations necessary to make the searches that could easily disclose these matters.

     10.6 Any transfer, franchise, license or other similar taxes or liens on the Premises shall not be deemed an objection to title if the Title Company issues or binds itself to issue its fee owner's policy insuring Purchaser against collection of such taxes or lien out of the Premises.

     10.7 Notwithstanding any other provision of this Agreement, Purchaser shall have the option to waive Purchaser's objections to all Title Defects and accept the Premises in its then present condition with such title and performance as Seller can deliver and to pay therefor the Purchase Price, without reduction or abatement, provided that, if the Premises have been damaged by fire or other casualty, Seller shall deliver and assign to Purchaser any and all recovery and right of recovery under existing policies of insurance covering such casualty.

     10.8 Seller and Purchaser agree that if the Closing shall not occur as and when provided hereby due to the failure by Purchaser to perform, satisfy or comply with any of the obligations, provisions, terms, agreements or conditions of this Agreement to be performed, satisfied or complied with by Purchaser, Seller as its sole and exclusive remedy shall be entitled to receive and retain the Downpayment and all other amounts, if any, paid by Purchaser on account of the Purchase Price or otherwise, including the interest accrued thereon, as and for liquidated damages, which liquidated damages the parties presently contemplate as being fair and reasonable under the circumstances described in this Section. As a special inducement for the execution hereof by Seller, Purchaser covenants that it shall not contest the amount of such liquidated damages or seek the return of any such payments to or for the account of Purchaser, or seek to prevent or delay payment to Seller of any such payments. Upon receipt of such liquidated damages by Seller, neither party shall have any further rights hereunder or otherwise against the other, except as set forth in Article 11.

     11. Broker. Seller and Purchaser each represent and warrant that neither has dealt with any broker in connection with the transaction contemplated by this Agreement other than Whittier Partners ("Broker"). Purchaser agrees to pay Broker any commission or other compensation due Broker in connection with this transaction pursuant to Purchaser's separate agreement with Broker. Each party shall indemnify and hold harmless the other from and against any costs, claims or expenses, including, without limitation, attorneys' fees arising out of the breach by such party of its representation, warranty and agreement contained in this Article. The provisions of this Article shall survive Closing and any termination of this Agreement.

     12. Integrated Contract. It is understood and agreed that all prior understandings and agreements between Seller and Purchaser are merged in this Agreement, which alone fully and completely expresses their agreement, and that the same is entered into after full investigation, neither party relying upon any statement, representation or covenant not embodied in this Agreement.

     13. No Memorandum of Contract of Sale. The parties shall not record this Agreement or any memorandum of this Agreement in the Land Records.

     14. Notices. Any notice, election, report, demand, direction or other communication (each, a "notice") authorized or required to be given or furnished shall be deemed given or furnished (i) when addressed to the party intended to receive the same, at the address of such party as set forth below, and delivered at such address or (ii) three (3) days after the same is deposited in the United States mail as first class certified mail, return receipt requested, postage paid or (iii) when delivered by overnight nationwide commercial courier service, one
(1) business day after the date of delivery of such notice to the courier service or (iv) when transmitted by telecopy to the telecopier number set forth below, to the party intended to receive same, provided that such transmission is confirmed by duplicate notice in such other manner as permitted above, upon receipt at such telecopier number:

     (a)  if to Seller:

          580 Winter Street Corp.
          c/o Svenska Handelsbanken
          599 Lexington Avenue
          New York, NY  10022
          Attention:  Harry Roberts
          Telecopy No.: (212) 326-5100
          Telephone No.: (212) 326-2725

     with a copy to:

          Sullivan & Worcester
          767 Third Avenue
          New York, NY  10017
          Attention:  Charles Dubroff and Steve M. Bederman
          Telecopy No.: (212) 758-2151
          Telephone No.: (212) 486-8200

     (b)  if to Purchaser:

          BGS Systems, Inc.
          128 Technology Center
          Waltham, Massachusetts 02254-9111
          Attention:  C. Russel Hansen, Jr.
          Telecopy No.: (617) 890-0000
          Telephone No.: (617) 891-0000

     with a copy to:

          Peabody & Brown
          101 Federal Street
          Boston, Massachusetts 02110
          Attention:  William A. Kuncik
          Telecopy No.: (617) 345-1000
          Telephone No.: (617) 345-1300

Any party may change the address to which any such notice, report, demand or other instrument is to be delivered or mailed, by furnishing written notice of such change to the other parties, but no such notice of change shall be effective unless and until received by such other parties. Rejection or refusal to accept or inability to deliver because of changed address, or because no notice of changed address was given, shall be deemed to be receipt of any such notice.


     15.  Miscellaneous.

     15.1 This Agreement may be modified only by an agreement in writing signed by Seller and Purchaser, and no provision or condition herein may be waived other than by a writing signed by the party waiving such provision or condition.

     15.2 This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of Seller and Purchaser.

     15.3 Article and Section headings in this Agreement are for the sole purpose of convenient reference and in no way define, limit or prescribe the scope or intent of this Agreement or any part thereof, and such headings shall not be considered in interpreting or construing this Agreement.

     15.4 Neither party may assign this Agreement or its rights hereunder without the other party's consent in writing.
Purchaser shall be entitled to assign this Agreement to a wholly owned special purpose subsidiary of Purchaser on the Closing Date and direct that the deed and other conveyance documents be conveyed to such subsidiary, provided, that Purchaser shall give no less than ten (10) business days' prior written notice to Seller specifying the name, address and situs of incorporation of such subsidiary receiving the deed and shall provide to Seller at Closing an original counterpart of the assignment between Purchaser and the subsidiary.

     15.5 This Agreement, together with the exhibits hereto, constitutes the entire agreement of the parties regarding the subject matter of this Agreement and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are hereby merged herein.

     15.6 This Agreement (but not any informational Exhibits hereto) shall not be construed more strictly against one party than against the other, merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized both Purchaser and Seller have contributed substantially and materially to the preparation of this Agreement.

     15.7 This Agreement and the documents contemplated hereunder shall be governed by, and construed in accordance with the laws of the State of Massachusetts.

     15.8 This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but such counterparts together shall constitute but one and the same instrument.

     16.  Escrow Provisions.

     16.1 Escrow Agent shall hold the Downpayment for Seller's account in escrow in its master escrow account at The Bank of New York, 360 Park Avenue, New York, New York, until Closing or sooner termination of this Agreement and shall pay over or apply the Downpayment in accordance with the terms of this Article. Escrow Agent shall hold the Downpayment in an interest-bearing account for the benefit of the parties. Any interest received shall be paid (a) to Purchaser, if the Closing shall take place pursuant to this Agreement, or (b) in any other instance to the party entitled to the Downpayment. The party receiving the interest shall pay any income taxes thereon. The Social Security or Federal Tax Identification numbers of the parties shall be furnished to Escrow Agent upon request. At Closing, the Downpayment shall be paid by Escrow Agent to Seller. If for any reason Closing does not occur and either party gives Notice to Escrow Agent demanding payment of the Downpayment, Escrow Agent shall give prompt Notice to the other party of such demand. If Escrow Agent does not receive Notice of objection from such other party to the proposed payment within 5 days after the giving of such Notice, Escrow Agent is hereby authorized and directed to make such payment. If Escrow Agent does receive such Notice of objection within such 5 day period or if for any other reason, Escrow Agent in good faith shall elect not to make such payment, Escrow Agent shall continue to hold such amount until otherwise directed by Notice from the parties to this Agreement or a final, nonappealable judgment, order or decree of a court. However, Escrow Agent shall have the right at any time to deposit the Downpayment and the interest thereon with the clerk of a court in the County in which the Premises are located and shall give Notice of such deposit to Seller and Purchaser. Upon such deposit or other disbursement in accordance with the terms of this Article, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

     16.2 The parties acknowledge that, although Escrow Agent is holding the Downpayment for Seller's account, for all other purposes Escrow Agent is acting solely as a stakeholder at their request and for their convenience and that Escrow Agent shall not be liable to either party for any act or omission on its part unless taken or suffered in bad faith or in willful disregard of this Agreement. Seller and Purchaser jointly and severally agree to defend, indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses (including reasonable attorneys' fees) incurred in connection with the performance of Escrow Agent's duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith or in willful disregard of this Agreement.

     16.3 Escrow Agent may act or refrain from acting in respect of any matter referred to herein in full reliance upon and with the advice of counsel which may be selected by it (including any member of its firm) and shall be fully protected in so acting or refraining from action upon the advice of such counsel.

     16.4 Escrow Agent acknowledges receipt of the Downpayment by check subject to collection and Escrow Agent's agreement to the provisions of this Article by signing in the place indicated on this signature page of this Agreement.

     16.5 Escrow Agent or any member of its firm shall be permitted to act as counsel for Seller in any dispute as to the disbursement of the Downpayment or any other dispute between the parties whether or not Escrow Agent is in possession of the Downpayment and continues to act as Escrow Agent.

     IN WITNESS WHEREOF, this Agreement has been duly executed by Seller and Purchaser as of the day and year first above written.

                              580 WINTER STREET CORP., Seller


                              By: /s/ CHARLES DUBROFF
                              -----------------------------------
                              Name:  Charles Dubroff
                              Office:  Director
                              Tax ID No.  04-3197748

                              BGS SYSTEMS, INC., Purchaser
                              By:  /s/ JAMES S. MCGUIRE
                              -----------------------------------
-------                                 James S. McGuire
                              Chief Operating Officer
                              Tax ID No.  04-2559993

Receipt on November 1, 1995, of the $505,000.00 Downpayment (if by check, subject to collection) is acknowledged and the undersigned agrees to act in accordance with the provisions of
Article 16:

SULLIVAN & WORCESTER, A REGISTERED
LIMITED LIABILITY PARTNERSHIP

By:  /s/ CHARLES DUBROFF
----------------------------------------------------------
a member

EXHIBIT A

The Land


The land referred to in this Agreement is the land at Winter
Street, West Street and First Avenue, Waltham, Middlesex County,
Massachusetts, more particularly bounded and described as follows:

Westerly by West Street by four lines measuring respectively 40.25 feet, 59.78 feet, 131.95 feet and 82.81 feet;

Northerly by land formerly of Griggs shown as Lot 10A on a Plan dated July 23, 1960 by Raymond C. Pressey, Inc.,
Registered Land Surveyors, recorded with said Deeds, Book 9735 End, 207.12 feet;

Westerly  again, by the same land, 403.81 feet;

Northerly again, by the new line of Winter Street, 245.5 feet;

Northeasterly  by a curved line forming the Southwesterly
Junction of Winter Street and           First Avenue,  80.95
feet;

Easterly  by the Westerly line of First Avenue, 385.74 feet;

Southerly by land now or late of Crucible Center Company, 295 feet

Easterly  again, by the same land, 255.27 feet; and

Southerly again, by Lot 6 as shown on a Plan dated February
1958 duly recorded in         Book 9111, Page 385, 200 feet.

                             EXHIBIT B

                         Service Contracts


EXHIBIT C
Form of Tenant Estoppel

     The undersigned, having the power and authority to do so, certifies as follows to all persons to whom this statement may be presented:

     1.   The undersigned,                              (the
"Tenant") is the tenant under a lease, dated          199 ,
between                           , as landlord, and Tenant,
as tenant (including any amendments listed below, the "Lease"), for premises consisting of [all] [a portion] of
the       floor (the "Premises") in the building located at
580 Winter Street, Waltham, Massachusetts.

     2. As of the date of this certificate, the Lease is in full force and effect and, except as specifically set forth below, has not been amended, modified, or extended in any manner whatsoever: [List amendments, if any, and their dates below]

     3. Attached hereto as Exhibit A is a true and complete copy of the Lease.

     4.   The current fixed minimum rental under the lease
is $       per month and has been paid to and including the
month of              , 1995.  Tenant has not prepaid any
sums payable to the landlord under the Lease beyond the current month.

     5. Tenant is not in default of any of its obligations under the Lease and, to the best knowledge of Tenant, landlord is not in default under any of its obligations under the Lease.

     6. Tenant (i) has no present right of offset or defense against any rent, additional rent, or other sums which are due or to become due from Tenant under the Lease,
(ii) has no actions, claims, proceedings or suits pending or threatened against the landlord or relating to the Premises
(iii) is not entitled to any rent concessions or abatements.

     7.   There is currently on deposit under the Lease a
security deposit of $        .

                              Very truly yours,

                              [Tenant]:


                              By: